UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 14, 2017

INVO BIOSCIENCE, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-147330	20-4036208
(State or other jurisdiction of	(Commission	(I.R.S. Employer
Incorporation)	File Number)	Identification No.)

407R Mystic Avenue, Suite 34C, Medford, MA   02155
(Address of principal executive offices)          (Zip Code)

(978) 878-9505
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 FR 240.13e-4(c))

Item 8.01	Other Events

INVO Bioscience’s 2016 Annual Report on Form 10-K is not currently anticipated to be filed by the extended deadline of April 17, 2017 as intended.  This is the result of a number of unexpected and time consuming events that we reported which occurred during the extension period. With our limited resources, we now do not expect to be able to complete all of the necessary work in a timely manner.  However, we expect to be able to file the 2016 Form 10-K by April 24, 2017.

In addition, we would like to point out that, even if we file our 2016 Form 10-K by April 24, 2017, that late filing will not make the Company current in its reporting requirements.  We have not filed our Form 10-Qs for the quarters ended March 31, 2016, June 30, 2016 or September 30, 2016.   We expect to file those missing Form 10-Qs by May 15, 2017.

We would also like to respond to an item referenced in the letter from Claude Ranoux’s attorney (Jonathan A. Roberts, Esq.) dated April 11, 2017, which was filed as an exhibit with the Company’s 8-K/A filing yesterday, April 13, 2017.    That letter states:

 “With respect to any property in his possession, Dr. Ranoux will return any property belonging to INVO Bioscience to the Company.  However, with respect to property originally owned by Medelle, we would ask you provide the basis, and any relevant documentation, regarding your assertion that this material belongs to the Company.”

This is referring to our request for Claude Ranoux to return any Company owned items in his possession, such as files, products, samples and equipment.  As Dr. Ranoux is no longer an officer or director of INVO, we requested him to return those items as they are assets of INVO Bioscience.

INVO Bioscience, through its wholly owned subsidiary BioXcell, owns all of Medelle’s former assets, including patents. Dr. Ranoux purchased the assets of Medelle, and then transferred all of these assets to the Company when it was formed in 2007, as has been referenced in various Form10-K annual reports signed by Dr. Ranoux.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

INVO Bioscience, Inc.

Date: April 14, 2017	By:	/s/ Robert J Bowdring
Robert J Bowdring
Director and Acting Chief Financial Officer